RINO International Corp. Announces Record First Quarter
2009 Financial Results

➢	Q1 Net Sales Increased 87.0% to $35.6 Million while Net Income Increased 148.5% to $12.5 Million with EPS of $.50 vs. $.20
➢	On March 31, 2009, the balance sheet contained $47.9 million in cash and cash equivalents
➢	Cash Flow from operations was $27.6 million for the first three months of 2009
➢	Backlog on March 31, 2009 was approximately $61.8 million

Management to Host Earnings Conference Call Monday May 18th2009 at 10 a.m. ET

DALIAN, China, May 15 /PRNewswire-Asia-FirstCall/ — RINO International Corp. (OTC Bulletin Board: RINO - News), through its subsidiaries and controlled affiliates in the People's Republic of China (collectively, the "Company" or "RINO"), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti- oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today announced the Company’s financial results for the first quarter 2009.

SUMMARY FINANCIALS

First Quarter 2009 Results
	Q1 2009	Q1 2008	CHANGE
Sales	$35.6 million	$19.0 million	+87.0%
Gross Profit	$16.0 million	$7.7 million	+106.6%
Net Income	$12.5 million	$5.0 million	+148.5%
EPS (Fully Diluted)	$0.50	$0.20	+150.0%

2009 First Quarter Financial Results

Net revenues for the first quarter ended March 31, 2009 increased 87.0% to $35.6 million as compared to $19.0 million for the first quarter in 2008. Revenue growth was driven by continued growth in demand across its three major product lines including waste water treatment, flue gas desulphurization, and anti-oxidation systems.  Specifically, the company recorded $25.7 million in desulphurization revenues, an increase of 106.1% from $12.5 million in same period 2008, $7.2 million in wastewater treatment system sales, an increase of 232.3% over the $2.2 million recorded in the first quarter in 2008, and $2.4 million in anti-oxidation equipment and coatings as compared to $1.6 recorded in the same period in 2008. $0.3 million in machining service revenues was a decrease of 91.2% from the $2.7 million recorded in the same period in 2008 as the Company allocated more capacity towards its iron and steel customers.

Cost of sales for the first quarter of 2009 was $19.7 million as compared to $11.3 million in same period 2008, an increase of 73.6%. Gross profit was $16.0 million in the first quarter of 2009 as compared to $7.7 million for the same period in 2008, an increase of $8.2 million or 106.6%, representing gross margins of approximately 44.8% and 40.5%, respectively. The improvement of gross margins was attributed to enhanced cost control of service contracts by allocating a greater percentage of work to the Company’s in house team in addition to a decline in raw material prices.

Total operating expenses for the first quarter of 2009 were $3.4 million as compared to $2.7 million for the same period in 2008.  The increase in operating expenses was primarily due to the increase of commission expense for new contracts, while operating expenses as a percentage of revenues decreased to 9.5% from 14.2% for the same period in, 2008. Operating margins were 35.3% compared to 26.3%.

Net income for the first quarter was $12.5 million, representing an increase of 148.5% as compared to $5.0 million reported in the same period in the prior year. Earnings per diluted share were $0.50 for the first quarter in 2009 as compared to $0.20 for the first quarter in 2008, which was based on 25.0 million and 25.2 million shares outstanding, respectively.

"The first quarter represents a very strong start in 2009 as we made significant improvements in all of our key financial metrics,” stated Mr. Zou Dejun, President and CEO of RINO International, “Our business continues to be driven by a number of fundamental factors all centered around China’s desire to ensure that iron and steel manufacturers properly protect the environment, specifically the water and air. By collecting a significant portion of our receivables we ended the quarter with $47.9 million cash and cash equivalents on our balance sheet. This generated significant cash flow from operations, and puts us in an excellent position to capitalize on our growth opportunities for the balance of 2009. We ended the quarter with a backlog of approximately $61.8 million, which represents 8 desulphurization, 5 wastewater treatment and 1 anti-oxidation projects which will be implemented during the next two quarters. We are very confident that we will continue to provide incremental and robust top-line and bottom line growth for our Company”.

Balance Sheet and Cash Flow Discussion

Cash and cash equivalents as of March 31, 2009 were $47.9 million, representing an increase of 142.7% as compared to $19.7 million as of March 31, 2008. Accounts receivable stood at $39.1 million, a 24.1% decreased from $51.5 million reported as of December 31, 2008.  Days sales outstanding stood at 99 compared to 115 at the end of last year. The Company reported $8.8 million in short term loan. The Company had a current ratio of 3.5 to 1 and stockholder’s equity increased 16.3% to $77.8 million as of March 31, 2009 as compared to $66.9 million as of December 31, 2008.

For the first quarter in 2009, the Company generated $27.6 million in cash flow from operations, as compared to $3.6 million cash used in operation for the first quarter in 2008. This increase was mainly due to 148.5% increase in net income, a $12.4 million decrease in account receivable, and a $6.3 million increase in customer deposits and tax payable.

Conference Call

The Company will host a conference call on May 18th, 2009, at 10:00 a.m. ET.   To attend the call, please use the dial information below.  When prompted, ask for the “RINO International Call” and/or be prepared to provide the conference ID.

Date:	May 18th, 2009
Time:	10:00am ET
Conference Line Dial-In (U.S.):	+1-888-549-7880
International Dial-In:	+ 1-480-629-9867
Conference ID:	4080050
Webcast link:	http://viavid.net/dce.aspx?sid=000064BE

Please dial in at least 10-minutes before the call to ensure timely participation. A playback will be available through May 25th, 2009. To listen, please call +1-800-406-7325 within the United States or +1-303-590-3030 when calling internationally. Utilize the pass code 4080050 for the replay.

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino’s wholly-owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd., is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Additional information about the Company is available at the Company's website: http://www.rinogroup.com ..

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q.

    For more information, please contact:

    For the Company:
     Amy Qiu
     Tel:   +86-411-8766-1233
     Email: aqiu@rinogroup.com

    Investors:
     Matt Hayden
     HC International, Inc.
     Tel:   +1-561-245-5155
     Email: matt.hayden@hcinternational.net

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$47,912,447	$19,741,982
Restricted cash	-	1,030,317
Notes receivable	2,480,702	2,157,957
Accounts receivable	39,078,198	51,503,245
Inventories	1,316,187	1,203,448
Advances for inventory purchase	25,262,652	21,981,669
Other current assets and prepaid expenses	820,798	517,847
Total current assets	116,870,984	98,136,465

PROPERTY, PLANT AND EQUIPMENT, NET	12,943,598	13,197,119

OTHER ASSETS
Prepaid expenses (non-current)	76,912	73,350
Advances for equipment and construction material purchase	5,279,698	5,550,966
Prepayment for land use right	457,667	458,292
Intangible assets, net	1,193,276	1,211,608
Total other assets	7,007,553	7,294,216

Total assets	$136,822,135	$118,627,800

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,238,443	$5,816,714
Short-term loan	8,790,000	8,802,000
Customer deposits	9,876,884	3,609,407
Liquidated damages payable	2,598,289	2,598,289
Other payables and accrued liabilities	407,581	746,267
Due to shareholder	214,588	596,023
Taxes payable	7,971,091	5,062,901
Total current liabilities	33,096,876	27,231,601

Warrant liabilities	1,455,160	-

REDEEMABLE COMMON STOCK ($0.0001 par value, 5,464,357 shares issued with conditions for redemption outside the control of the company)	24,480,319	24,480,319

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock ($0.0001 par value, 50,000,000 shares authorized, none issued and outstanding)	-	-
Common Stock ($0.0001 par value, 10,000,000,000 shares authorized, 25,040,000 shares issued and outstanding as of March 31, 2009 and December 31, 2008)	2,504	2,504
Additional paid-in capital	24,870,680	25,924,007
Retained earnings	39,350,188	28,570,948
Statutory reserves	7,472,085	6,196,478
Accumulated other comprehensive income	6,094,323	6,221,943
Total shareholders' equity	77,789,780	66,915,880
Total liabilities and shareholders' equity	$136,822,135	$118,627,800

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
REVENUES:
Contracts	$35,366,136	$16,297,745
Services	241,983	2,747,680
	35,608,119	19,045,425

COST OF SALES
Contracts	19,125,496	10,262,689
Services	323,918	902,394
Depreciation	208,067	157,775
	19,657,481	11,322,858

GROSS PROFIT	15,950,638	7,722,567

OPERATING EXPENSES
Selling, general and administrative expenses	3,370,724	2,694,010
Research and development	-	10,483
TOTAL OPERATING EXPENSES	3,370,724	2,704,493

INCOME FROM OPERATIONS	12,579,914	5,018,074

OTHER INCOME (EXPENSE), NET
Other (expense) income, net	(9,650)	59,050
Interest expense, net	(118,959)	(56,778)
Change in fair value of warrants	23,611	-
TOTAL OTHER INCOME (EXPENSE), NET	(104,998)	2,272

INCOME BEFORE PROVISION FOR INCOME TAXES	12,474,916	5,020,346

PROVISION FOR INCOME TAXES	-	-

NET INCOME	12,474,916	5,020,346

OTHER COMPREHENSIVE (LOSS) INCOME:
Foreign currency translation adjustment	(127,620)	2,262,905

COMPREHENSIVE INCOME	$12,347,296	$7,283,251

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	25,040,000	25,000,000
Diluted	25,040,000	25,161,062

EARNINGS PER SHARE:
Basic	$0.50	$0.20
Diluted	$0.50	$0.20

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,474,916	$5,020,346
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	256,334	190,379
Amortization	16,682	15,914
Imputed interest	5,375	1,862
Amortization of long term prepaid expense	3,663	10,483
Liquidated damage expense	-	500,000
Change in fair value of warrants	(23,611)	-
Changes in operating assets and liabilities
Notes receivable	(325,709)	(724,697)
Accounts receivable	12,355,675	(3,430,834)
Contract in progress	-	1,853,886
Inventories	(114,388)	(56,679)
Advances for inventory purchase	(3,311,177)	(2,079,379)
Other current assets and prepaid expenses	(47,284)	550,260
Accounts payable	(2,570,517)	(476,669)
Customer deposits	6,272,826	-
Other payables and accrued liabilities	(337,742)	(5,329)
Sales commission payable	-	769,871
Tax payable	2,915,291	(5,726,659)
Net cash provided by (used in) operating activities	27,570,334	(3,587,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(20,789)	(128,377)
Advances for construction material and equipment purchase	-	(2,252,156)
Net cash used in investing activities	(20,789)	(2,380,533)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on due to shareholder	(380,650)	(31,231)
Change in restricted cash	1,030,317	(4,906,720)
Increase of notes payable	-	2,341,296
Proceeds from short-term loan	-	6,988,500
Net cash provided by financing activities	649,667	4,391,845

EFFECT OF EXCHANGE RATE ON CASH	(28,747)	332,648

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	28,170,465	(1,243,285)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,741,982	7,390,631

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$47,912,447	$6,147,346